Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Third Quarter 2011 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — November 8, 2011 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the third quarter ended September 30, 2011.

Third Quarter 2011 and Recent Highlights

•                  Achieved positive adjusted EBITDA year to date

•                  Biotel contributed positive EBITDA and is on track to exceed our expectations

•                  Improved GAAP and adjusted operating loss as a percentage of revenue compared to prior year due to efficiency and cost-saving initiatives

•                  Secured 13 new payor contracts during the quarter

•                  Appointed existing Director Kirk Gorman as Chairman of the Board; replaces Randy Thurman following successful completion of transition plan

•                  Launching next-generation MCOTTM device during fourth quarter 2011

•                  $43 million in cash and investments as of September 30, 2011, with no outstanding debt

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “During the third quarter, we advanced on our strategic initiatives and positioned the Company for long-term success.  We added 13 new payor contracts and maintained a strong presence in the physicians’ office by offering an entire suite of cardiac monitoring tools.  We spent significant time and money in the quarter evaluating ongoing strategic opportunities.  We expect a limited market release of our next generation MCOTTM in the fourth quarter, which will assist in reducing our overall cost structure.  To further reduce costs in response to a down market, we have identified and will eliminate another $5 to $7 million of expenses.  Year-to-date, we have generated positive adjusted EBITDA and have $43 million in cash and investments with no debt.  This positions us to capitalize on opportunities to drive future growth and profitability.

“Despite the many examples of operational progress during the third quarter, our financial results were impacted by a decline in overall patient volume, coupled with continued pressure on reimbursement.  We believe our results are reflective of the overall macro-economic environment, which includes declines in physician office visits compared to the prior year and a drop-off in the U.S. Consumer Confidence Index, which fell to its lowest level in over two years.  While the current environment has been challenging, we believe the long-term prospects for MCOTTM are strong given the growing awareness of the risks associated with atrial fibrillation.”

Third Quarter Financial Results

Revenue for the third quarter 2011 was $26.6 million, a decrease of 3.2% compared to $27.5 million in the third quarter 2010.  The decrease in revenue was primarily due to lower patient volume, which we believe is as a result of an overall decline in physician office visits compared to prior year.  This decrease was partially offset by the addition of Biotel revenue.  For the three months ended September 30, 2011, patient revenue was comprised of 39% Medicare and 61% commercial, and patient volume was comprised of 51% Medicare and 49% commercial.

Gross profit for the third quarter 2011 decreased to $14.4 million, or 53.9% of revenue, compared to $15.5 million, or 56.6% of revenue, in the third quarter 2010.  The decline in gross profit percentage was related to lower patient volume, costs related to the launch of our next generation product, lower average MCOTTM reimbursement and the addition of the lower margin Biotel business.

On a GAAP basis, operating expenses for the third quarter 2011 were $21.5 million, a decrease of 6.8% compared to $23.1 million in the third quarter 2010.  Operating expenses on an adjusted basis declined by 10.1% compared to the prior year quarter, excluding $2.0 million in the third quarter 2011 and $1.4 million in the third quarter 2010 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by a reduction in bad debt expense, as well as the Company’s cost reduction initiatives that were implemented in early 2010.  These reductions were partially offset by the addition of Biotel’s operating expenditures in the quarter.

On a GAAP basis, net loss for the third quarter 2011 was $7.1 million, or a loss of $0.29 per diluted share, compared to a net loss of $7.5 million, or a loss of $0.31 per diluted share, for the third quarter 2010.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net loss for the third quarter 2011 was $5.1 million, or a loss of $0.21 per diluted share.  This compares to an adjusted net loss of $6.1 million, or a loss of $0.25 per diluted share, for the third quarter 2010, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of September 30, 2011, the Company had total cash and investments of $43.2 million compared to $45.5 million as of December 31, 2010, a decrease of $2.3 million.  This decrease is primarily due to payments for certain one-time items of $3.4 million as well as an extended cash collection cycle.  During 2011, the Company experienced an increase in patient related receivables which, on average, take longer to collect.  In addition, the number of carriers requesting additional information in order to adjudicate our claims increased.  These factors created a longer collection cycle thereby negatively impacting DSO, which increased to 93 days.

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, November 8, 2011, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 65422402.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the effect of the Biotel acquisition on our business operations and financial results, effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage, relationships with our government and commercial payors and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection, adverse regulatory action and litigation success. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2011	September 30, 2010

Revenue	$26,602	$27,486
Cost of revenue	12,252	11,938
Gross profit	14,350	15,548
Gross profit %	53.9%	56.6%

Operating expenses:
General and administrative expense	8,655	8,717
Sales and marketing expense	6,621	7,305
Bad debt expense	3,263	4,934
Research and development expense	1,329	1,237
Integration, restructuring and other charges	1,619	859
Total operating expenses	21,487	23,052

Loss from operations	(7,137)	(7,504)
Interest and other income, net	34	34

Loss before income taxes	(7,103)	(7,470)
Provision for income taxes	—	—
Net loss	$(7,103)	$(7,470)

Loss per Share:
Basic	$(0.29)	$(0.31)
Diluted	$(0.29)	$(0.31)

Weighted Average Shares Outstanding:
Basic	24,451	24,162
Diluted	24,451	24,162

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30, 2011	September 30, 2010

Revenue	$92,238	$91,241
Cost of revenue	38,922	35,522
Gross profit	53,316	55,719
Gross profit %	57.8%	61.1%

Operating expenses:
General and administrative expense	27,315	26,942
Sales and marketing expense	22,081	22,178
Bad debt expense	8,555	14,058
Research and development expense	4,372	3,710
Integration, restructuring and other charges	2,757	3,932
Total operating expenses	65,080	70,820

Loss from operations	(11,764)	(15,101)
Interest and other income, net	107	58

Loss before income taxes	(11,657)	(15,043)
Provision for income taxes	(4)	—
Net loss	$(11,661)	$(15,043)

Loss per Share:
Basic	$(0.48)	$(0.63)
Diluted	$(0.48)	$(0.63)

Weighted Average Shares Outstanding:
Basic	24,384	24,061
Diluted	24,384	24,061

Summary Financial Data

(In Thousands)

	September 30, 2011	December 31, 2010
	(unaudited)

Cash and investments	$43,224	$45,484
Accounts receivable, net	24,766	24,978
Other receivables, net	2,529	3,041
Days sales outstanding	93	78
Working capital	59,569	60,634
Total assets	146,655	156,692
Total debt	—	—
Total shareholders’ equity	127,038	134,928

	Three Months Ended
	September 30, 2011	September 30, 2010

Stock compensation expense	$917	$1,192

	Nine Months Ended
	September 30, 2011	September 30, 2010

Stock compensation expense	$3,297	$3,058

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2011	September 30, 2010

Operating loss — GAAP	$(7,137)	$(7,504)

Nonrecurring charges (a)	1,982	1,357

Adjusted operating loss	$(5,155)	$(6,147)

Net loss — GAAP	$(7,103)	$(7,470)

Nonrecurring charges (net of income taxes of $0 and $0, respectively) (a)	1,982	1,357

Adjusted net loss	$(5,121)	$(6,113)

Loss per diluted share — GAAP	$(0.29)	$(0.31)

Nonrecurring charges per share (a)	0.08	0.06

Adjusted loss per diluted share	$(0.21)	$(0.25)

(a)          In the third quarter of 2011, we incurred $1.8 million of nonrecurring charges related to the integration of Biotel’s operations and other strategic opportunities, as well as $0.2 million for the forfeiture and acceleration of certain options.  In the third quarter of 2010, we incurred $0.8 million of severance and other exit costs related to the restructuring of our sales and service organizations, as well as $0.6 million of other nonrecurring charges.

	Three Months Ended
	September 30, 2011	September 30, 2010

Cash used in operating activities	$(659)	$(6,501)
Capital expenditures	(1,138)	(946)
Free cash flow	(1,797)	(7,447)

	Three Months Ended
	September 30, 2011	September 30, 2010

Operating loss — GAAP	$(7,137)	$(7,504)
Nonrecurring charges	1,982	1,357
Depreciation and amortization expense	2,896	3,150
Adjusted EBITDA	(2,259)	(2,997)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Nine Months Ended
	(unaudited)
	September 30, 2011	September 30, 2010

Operating loss — GAAP	$(11,764)	$(15,101)

Nonrecurring charges (a)	4,851	5,504

Adjusted operating loss	$(6,913)	$(9,597)

Net loss — GAAP	$(11,661)	$(15,043)

Nonrecurring charges (net of income taxes of $0 and $0, respectively) (a)	4,851	5,504

Adjusted net loss	$(6,810)	$(9,539)

Loss per diluted share — GAAP	$(0.48)	$(0.63)

Nonrecurring charges per share (a)	0.20	0.23

Adjusted loss per diluted share	$(0.28)	$(0.40)

(a)          In the first nine months of 2011, we incurred $4.1 million of nonrecurring charges related to the integration of Biotel’s operations and other strategic opportunities, as well as $0.8 million for the forfeiture and acceleration of certain options.  In the first nine months of 2010, we incurred $3.5 million of severance and other exit costs related to the restructuring of our sales and service organizations and management changes, as well as $2.0 million of other charges largely related to our class action and Biotel law suits.

	Nine Months Ended
	September 30, 2011	September 30, 2010

Cash provided by (used in) operating activities	$490	$(3,829)
Capital expenditures	(2,814)	(3,672)
Free cash flow	(2,324)	(7,501)

	Nine Months Ended
	September 30, 2011	September 30, 2010

Operating loss — GAAP	$(11,764)	$(15,101)
Nonrecurring charges	4,851	5,504
Depreciation and amortization expense	9,269	9,532
Adjusted EBITDA	2,356	(65)